Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

Highlights

•	Net sales growth for both Q2 and YTD 2018 of 7%, with 6% growth in base business sales

•	Q2 2018 diluted EPS increase of 27% to $2.80; YTD growth of 30% to $3.55, each including tax benefits

•	Updates 2018 earnings guidance range to $5.50 - $5.70 per diluted share from previous $5.45 - $5.70 range
______________________

COVINGTON, LA. (July 19, 2018) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the second quarter of 2018.
“We had a solid May and June, following the delayed spring in many of our seasonal markets. Despite weather challenges and seasonal capacity constraints on the part of our customers, consumer demand remains high and strongly contributed to our record sales and gross profit growth in the second quarter,” said Manuel Perez de la Mesa, President and CEO.
Net sales increased 7% to a record $1,057.8 million in the second quarter of 2018 compared to $988.2 million in the second quarter of 2017. Base business sales grew 6% over the same quarter of last year, with discretionary products such as building materials and equipment leading our sales growth. The impact of a weaker U.S. dollar on sales outside the U.S., primarily Europe, compared to the same period last year also favorably impacted our sales growth by approximately 1%.
Gross profit increased 7% to a record $308.7 million in the second quarter of 2018 from $289.7 million in the same period of 2017. Base business gross profit improved 6% over the second quarter of last year. Gross profit as a percentage of net sales (gross margin) was 29.2% for the second quarter of 2018 compared to 29.3% for the second quarter of 2017. Product mix was the principal factor leading to the slightly lower margin.
Selling and administrative expenses (operating expenses) increased 8% to $146.6 million in the second quarter of 2018 compared to the second quarter of 2017, with base business operating expenses up approximately 7% over the comparable 2017 period. While acquisitions contributed to our overall expense growth, changes in certain non-executive performance‑based compensation programs that impact the timing of our expense recognition also resulted in higher compensation expense in the quarter.  We believe our results later in the year, particularly in the fourth quarter, should benefit from this timing change.  Base business operating expenses also increased due to the unfavorable impact of foreign currency fluctuations, which collectively impacted the quarter’s expenses by 1%. As a percentage of sales, base business operating expenses were consistent year over year at 13.6% of sales.
Operating income for the second quarter increased 5% to a record $162.0 million compared to the same period in 2017. Foreign currency exchange rate increases favorably impacted our operating income growth by 1%. Operating income as a percentage of net sales (operating margin) was 15.3% for the second quarter of 2018 and 15.6% for the same period in 2017, while base business operating margin was 15.5% for the second quarter of 2018 and 15.7% for the same period in 2017.
Interest and other non-operating expenses, net increased to $6.0 million in the second quarter of 2018 from $4.0 million in the second quarter of 2017. The $2.0 million increase primarily relates to higher interest rates on our debt and increased borrowings to fund working capital investments and share repurchases, as well as greater realized foreign currency conversion losses compared to the same period last year.

Both Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, which we adopted on January 1, 2017, and U.S. tax reform enacted in December 2017 impacted our income tax provision for the second quarter of 2018. Our effective tax rate was 25.0% and 37.0% for the second quarters of 2018 and 2017, respectively. We recorded a $1.5 million benefit from ASU 2016-09 in the quarter ended June 30, 2018, compared to a benefit of $1.9 million realized in the same period last year. Excluding the benefits from ASU 2016-09, our effective tax rate was 26.0% and 38.3% for the second quarters of 2018 and 2017, respectively. As previously reported, we expect our annual effective tax rate (excluding the benefit from ASU 2016-09) for 2018 and future periods to approximate 25.5%, which is a reduction compared to our historical rate of approximately 38.5% due to the impact of the recent U.S. tax reform.

Net income attributable to Pool Corporation was $117.0 million in the second quarter of 2018 compared to $94.9 million in the second quarter of 2017. Earnings per share increased 27% to a record $2.80 per diluted share for the three months ended June 30, 2018 versus $2.21 per diluted share for the same period in 2017. The reduction in our effective tax rate from 37.0% to 25.0% as discussed above reduced our income tax expense by approximately $18.7 million, or $0.45 per diluted share, in the second quarter of 2018.
Net sales for the six months ended June 30, 2018 increased 7% to a record $1,643.7 million from $1,534.6 million in the comparable 2017 period, with most of this growth coming from the 6% improvement in base business sales. Gross margin was in line with last year at 28.9%.

Operating expenses increased 8% compared to the first half of 2017, with base business operating expenses up 6%. Operating income for the first six months of 2018 increased 6% to $195.6 million compared to $185.2 million in the same period last year.

Our effective tax rate was 20.3% for the six months ended June 30, 2018 compared to 34.2% for the six months ended June 30, 2017. ASU 2016-09 benefited our income tax provision by $10.6 million in the first half of 2018 and $7.4 million in the first half of 2017. Excluding the benefits from ASU 2016-09, our effective tax rate was 26.0% and 38.4% for the six months ended June 30, 2018 and June 30, 2017, respectively.

Net income attributable to Pool Corporation for the six months ended June 30, 2018 was $148.4 million, compared to Net income attributable to Pool Corporation of $117.2 million for the six months ended June 30, 2017. Earnings per share for the first six months of 2018 increased 30% to a record $3.55 per diluted share versus $2.73 per diluted share for the first six months of 2017. The reduction in our effective tax rate as discussed above from 34.2% to 20.3% reduced our income tax expense by approximately $25.9 million, or $0.62 per diluted share, in the first six months of 2018.

On the balance sheet at June 30, 2018, total net receivables, including pledged receivables, increased 9%, while inventory levels grew 12% compared to June 30, 2017. The growth in receivables and inventory includes growth from acquired businesses, while the inventory growth also includes purchases made in advance of certain mid-year vendor price increases. Total debt outstanding was $657.1 million at June 30, 2018, a $103.6 million increase from total debt at June 30, 2017.
Cash used in operations was $36.8 million in the first half of 2018 compared to $41.3 million in the first half of 2017. Adjusted EBITDA (as defined in the addendum to this release) was $172.1 million and $163.8 million in the second quarters of 2018 and 2017, respectively.
“We believe that consumer demand is strong and despite constraints on customer capacity, we should have solid results in the second half of the year. I am confident in our team’s ability to address the many opportunities available as is our legacy and to that end have updated our annual earnings guidance to reflect the $0.04 contribution from ASU 2016-09 in the quarter,” said Perez de la Mesa.
We have not projected any additional tax benefit from ASU 2016-09 in our earnings guidance range for the remainder of the year. Our current earnings guidance range for 2018 includes only the year to date benefit realized as of June 30, 2018.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of June 30, 2018, POOLCORP operated 358 sales centers in North America, Europe, South America and Australia, through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, this press release includes forward-looking statements and estimates regarding the effects of the Tax Cuts and Jobs Act, which are based on our current interpretation of this legislation and on reasonable estimates and may change as a result of new guidance issued by regulators or changes in our estimates.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$1,057,804	$988,163	$1,643,704	$1,534,603
Cost of sales	749,149	698,499	1,168,976	1,091,318
Gross profit	308,655	289,664	474,728	443,285
Percent	29.2%	29.3%	28.9%	28.9%

Selling and administrative expenses	146,613	135,478	279,145	258,101
Operating income	162,042	154,186	195,583	185,184
Percent	15.3%	15.6%	11.9%	12.1%

Interest and other non-operating expenses, net	5,991	3,952	9,518	7,599
Income before income taxes and equity earnings	156,051	150,234	186,065	177,585
Provision for income taxes	39,062	55,654	37,783	60,772
Equity earnings in unconsolidated investments, net	60	40	106	78
Net income	117,049	94,620	148,388	116,891
Net loss attributable to noncontrolling interest	—	283	—	294
Net income attributable to Pool Corporation	$117,049	$94,903	$148,388	$117,185

Earnings per share:
Basic	$2.89	$2.30	$3.67	$2.84
Diluted	$2.80	$2.21	$3.55	$2.73
Weighted average shares outstanding:
Basic	40,453	41,349	40,413	41,271
Diluted	41,814	42,985	41,840	42,937

Cash dividends declared per common share	$0.45	$0.37	$0.82	$0.68

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2018	2017	$	%

Assets
Current assets:
Cash and cash equivalents	$42,167	$26,666	$15,501	58%
Receivables, net (1)	135,104	112,802	22,302	20
Receivables pledged under receivables facility	269,311	257,483	11,828	5
Product inventories, net (2)	606,583	542,805	63,778	12
Prepaid expenses and other current assets	17,169	15,514	1,655	11
Total current assets	1,070,334	955,270	115,064	12

Property and equipment, net	113,048	106,787	6,261	6
Goodwill	189,066	186,124	2,942	2
Other intangible assets, net	12,608	13,430	(822)	(6)
Equity interest investments	1,130	1,158	(28)	(2)
Other assets	18,095	16,367	1,728	11
Total assets	$1,404,281	$1,279,136	$125,145	10%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$300,232	$273,309	$26,923	10%
Accrued expenses and other current liabilities	83,271	98,225	(14,954)	(15)
Short-term borrowings and current portion of long-term debt	21,462	14,901	6,561	44
Total current liabilities	404,965	386,435	18,530	5

Deferred income taxes	24,729	28,445	(3,716)	(13)
Long-term debt, net	635,658	538,579	97,079	18
Other long-term liabilities	25,128	22,418	2,710	12
Total liabilities	1,090,480	975,877	114,603	12
Total stockholders’ equity	313,801	303,259	10,542	3
Total liabilities and stockholders’ equity	$1,404,281	$1,279,136	$125,145	10%

(1)	The allowance for doubtful accounts was $4.1 million at June 30, 2018 and $3.6 million at June 30, 2017.

(2)	The inventory reserve was $8.4 million at June 30, 2018 and $8.1 million at June 30, 2017.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2018	2017	Change
Operating activities
Net income	$148,388	$116,891	$31,497
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	12,888	11,617	1,271
Amortization	938	743	195
Share-based compensation	6,481	6,299	182
Equity earnings in unconsolidated investments, net	(106)	(78)	(28)
Other	1,861	2,122	(261)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(210,327)	(199,055)	(11,272)
Product inventories	(76,286)	(53,546)	(22,740)
Prepaid expenses and other assets	2,100	(2,389)	4,489
Accounts payable	55,964	38,673	17,291
Accrued expenses and other current liabilities	21,290	37,378	(16,088)
Net cash used in operating activities	(36,809)	(41,345)	4,536

Investing activities
Acquisition of businesses, net of cash acquired	(578)	(3,296)	2,718
Purchases of property and equipment, net of sale proceeds	(24,620)	(34,495)	9,875
Other investments, net	—	3	(3)
Net cash used in investing activities	(25,198)	(37,788)	12,590

Financing activities
Proceeds from revolving line of credit	554,536	606,623	(52,087)
Payments on revolving line of credit	(545,574)	(641,752)	96,178
Proceeds from asset-backed financing	177,500	156,600	20,900
Payments on asset-backed financing	(60,000)	(20,100)	(39,900)
Proceeds from short-term borrowings and current portion of long-term debt	13,957	22,609	(8,652)
Payments on short-term borrowings and current portion of long-term debt	(3,330)	(8,813)	5,483
Payments of deferred financing costs	(8)	—	(8)
Payments of deferred and contingent acquisition consideration	(265)	(199)	(66)
Purchase of redeemable noncontrolling interest	—	(2,573)	2,573
Proceeds from stock issued under share-based compensation plans	9,383	7,502	1,881
Payments of cash dividends	(33,194)	(28,108)	(5,086)
Purchases of treasury stock	(38,876)	(8,672)	(30,204)
Net cash provided by financing activities	74,129	83,117	(8,988)
Effect of exchange rate changes on cash and cash equivalents	105	726	(621)
Change in cash and cash equivalents	12,227	4,710	7,517
Cash and cash equivalents at beginning of period	29,940	21,956	7,984
Cash and cash equivalents at end of period	$42,167	$26,666	$15,501

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2018	2017	2018	2017	2018	2017
Net sales	$1,043,685	$982,511	$14,119	$5,652	$1,057,804	$988,163

Gross profit	304,242	287,939	4,413	1,725	308,655	289,664
Gross margin	29.2%	29.3%	31.3%	30.5%	29.2%	29.3%

Operating expenses	142,261	133,552	4,352	1,926	146,613	135,478
Expenses as a % of net sales	13.6%	13.6%	30.8%	34.1%	13.9%	13.7%

Operating income (loss)	161,981	154,387	61	(201)	162,042	154,186
Operating margin	15.5%	15.7%	0.4%	(3.6)%	15.3%	15.6%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2018	2017	2018	2017	2018	2017
Net sales	$1,618,795	$1,527,995	$24,909	$6,608	$1,643,704	$1,534,603

Gross profit	467,217	441,355	7,511	1,930	474,728	443,285
Gross margin	28.9%	28.9%	30.2%	29.2%	28.9%	28.9%

Operating expenses	270,399	255,636	8,746	2,465	279,145	258,101
Expenses as a % of net sales	16.7%	16.7%	35.1%	37.3%	17.0%	16.8%

Operating income (loss)	196,818	185,719	(1,235)	(535)	195,583	185,184
Operating margin	12.2%	12.2%	(5.0)%	(8.1)%	11.9%	12.1%
We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - June 2018
Chem Quip, Inc. (1)	December 2017	5	January - June 2018
Intermark	December 2017	1	January - June 2018
E-Grupa	October 2017	1	January - June 2018
New Star Holdings Pty. Ltd. (Newline)	July 2017	1	January - June 2018
Lincoln Aquatics (1)	April 2017	1	January - June 2018 and May - June 2017

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first six months of 2018.

December 31, 2017	351
Acquired location	1
New locations	7
Consolidated location	(1)
June 30, 2018	358

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2018	2017	2018	2017
Net income	$117,049	$94,620	$148,388	$116,891
Add:
Interest and other non-operating expenses (1)	5,991	3,952	9,518	7,599
Provision for income taxes	39,062	55,654	37,783	60,772
Share-based compensation	3,160	3,296	6,481	6,299
Equity earnings in unconsolidated investments	(60)	(40)	(106)	(78)
Depreciation	6,589	6,060	12,888	11,617
Amortization (2)	275	242	551	471
Adjusted EBITDA	$172,066	$163,784	$215,503	$203,571

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $193 and $136 for the three months ended June 30, 2018 and June 30, 2017, respectively, and $387 and $272 for the six months ended June 30, 2018 and June 30, 2017, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2018	2017	2018	2017
Adjusted EBITDA	$172,066	$163,784	$215,503	$203,571
Add:
Interest and other non-operating expenses, net of interest income	(5,798)	(3,816)	(9,131)	(7,327)
Provision for income taxes	(39,062)	(55,654)	(37,783)	(60,772)
Other	1,180	275	1,861	2,122
Change in operating assets and liabilities	(121,046)	(113,510)	(207,259)	(178,939)
Net cash provided by (used in) operating activities	$7,340	$(8,921)	$(36,809)	$(41,345)